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                                                                   EXHIBIT 10.3

                                    FORM OF

                INDEMNIFICATION AND INSURANCE MATTERS AGREEMENT

                                    BETWEEN

                              THE SOUTHERN COMPANY

                                      AND

                             SOUTHERN ENERGY, INC.


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                               TABLE OF CONTENTS

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                                                                                                          Page
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ARTICLE I  MUTUAL RELEASES; INDEMNIFICATION.............................................................     1
   Section 1.1. Release of Pre-Closing Claims...........................................................     1
   Section 1.2. Indemnification by Southern Energy......................................................     2
   Section 1.3. Indemnification by Southern.............................................................     3
   Section 1.4. Procedures for Defense, Settlement and Indemnification of Third Party
                Claims..................................................................................     3
   Section 1.5. Additional Matters......................................................................     5
   Section 1.6. Survival of Indemnities.................................................................     6
ARTICLE II  INSURANCE MATTERS...........................................................................     6
   Section 2.1. Southern Energy Insurance Coverage During the Transition Period.........................     6
   Section 2.2. Cooperation and Agreement Not to Release Carriers.......................................     7
   Section 2.3. Southern Energy Insurance Coverage After the Insurance Transition
                 Period.................................................................................     7
   Section 2.4. Responsibilities for Self-insured Obligations...........................................     8
   Section 2.5. Procedures With Respect to Insured Southern Energy Liabilities..........................     8
   Section 2.6. Insufficient Limits of Liability for Southern Liabilities and Southern
                 Energy Liabilities.....................................................................     9
   Section 2.7. Cooperation.............................................................................    10
   Section 2.8. No Assignment or Waiver.................................................................    10
   Section 2.9. No Liability............................................................................    10
   Section 2.10. No Restrictions........................................................................    10
   Section 2.12. Further Agreements.....................................................................    10
   Section 2.13. Matters Governed by Employee Matters Agreement.........................................    10
ARTICLE III  MISCELLANEOUS..............................................................................    11
   Section 3.1. Entire Agreement........................................................................    11
   Section 3.2. Governing Law...........................................................................    11
   Section 3.3. Notices.................................................................................    11
   Section 3.4. Parties in Interest.....................................................................    11
   Section 3.5. Other Agreements Evidencing Indemnification Obligations.................................    11
   Section 3.6. Counterparts............................................................................    11
   Section 3.7. Assignment..............................................................................    11
   Section 3.8. Severability............................................................................    12
   Section 3.9. Failure or Indulgence Not Waiver........................................................    12
   Section 3.10. Amendment..............................................................................    12
   Section 3.11. Authority..............................................................................    12
   Section 3.12. Interpretation.........................................................................    12
   Section 3.13. Governmental Approvals.................................................................    12
ARTICLE IV  DEFINITIONS.................................................................................    13
   Section 4.1. Action..................................................................................    13
   Section 4.2. Affiliated Company......................................................................    13
   Section 4.3. Claims Committee........................................................................    13
   Section 4.4. Commingled Claims.......................................................................    13
   Section 4.5. Coverage Amount.........................................................................    13
   Section 4.6. Credit Support Arrangements.............................................................    13


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
   Section 4.7. Employee Matters Agreement..............................................................    13
   Section 4.8. Employment Liabilities..................................................................    13
   Section 4.9. Environmental Claim.....................................................................    14
   Section 4.10. HoldCo Transaction.....................................................................    14
   Section 4.11. Indemnitee.............................................................................    14
   Section 4.12. Insurance Policies.....................................................................    14
   Section 4.13. Insurance Transition Period............................................................    14
   Section 4.13. Insurance Transition Period............................................................    14
   Section 4.14. Insured Southern Energy Liability......................................................    14
   Section 4.15. Intercompany Agreements................................................................    14
   Section 4.16. IPO Registration Statement.............................................................    14
   Section 4.17. Liabilities............................................................................    14
   Section 4.18. Person.................................................................................    15
   Section 4.19. Separation.............................................................................    15
   Section 4.20. Separation Agreement...................................................................    15
   Section 4.21. Separation Date........................................................................    15
   Section 4.22. Southern Business......................................................................    15
   Section 4.23. Southern Energy Business...............................................................    15
   Section 4.24. Southern Energy Covered Parties........................................................    15
   Section 4.25. Southern Energy Group..................................................................    15
   Section 4.26. Southern Energy Indemnitees............................................................    15
   Section 4.27. Southern Energy Liabilities............................................................    15
   Section 4.28. Southern Group.........................................................................    15
   Section 4.29. Southern Indemnitees...................................................................    16
   Section 4.30. Subsidiary.............................................................................    16
   Section 4.31. Tax Indemnification Agreement..........................................................    16
   Section 4.32. Taxes..................................................................................    16
   Section 4.33. Third Party Claim......................................................................    16



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                INDEMNIFICATION AND INSURANCE MATTERS AGREEMENT

         THIS INDEMNIFICATION AND INSURANCE MATTERS AGREEMENT (this "Agreement") is entered into as of September 1, 2000, between The Southern Company, a Delaware corporation ("Southern"), and Southern Energy, Inc., a Delaware corporation ("Southern Energy"). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the
Article IV below.

                                    RECITALS

         WHEREAS, the Board of Directors of Southern has determined that it is in the best interest of Southern and its stockholders to separate Southern's existing businesses into two independent businesses;

         WHEREAS, as part of the foregoing, Southern and Southern Energy have agreed, pursuant to the Master Separation and Distribution Agreement dated as of September 1, 2000 (the "Separation Agreement"), which provides, among other things, the initial public offering of Southern Energy stock, the distribution of such stock and the execution and delivery of certain other agreements in order to facilitate and provide for the foregoing; and

         WHEREAS, the parties desire to set forth certain agreements regarding indemnification and insurance.

         NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth below, the parties hereto agree as follows:

                                   ARTICLE I

                        MUTUAL RELEASES; INDEMNIFICATION

         Section 1.1. Release of Pre-Closing Claims.

         (a) Southern Energy Release. Except as provided in Section 1.1(c), effective as of the Separation Date, Southern Energy does hereby, for itself and as agent for each member of the Southern Energy Group, remise, release and forever discharge the Southern Indemnitees from any and all Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Separation Date, including any such acts, events or conditions on or before the Separation Date in connection with the transactions and all other activities to implement any of the Separation, the IPO and the Distribution.


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         (b)      Southern Release. Except as provided in Section 1.1(c),
effective as of the Separation Date, Southern does hereby, for itself and as agent for each member of the Southern Group, remise, release and forever discharge the Southern Energy Indemnitees from any and all Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Separation Date, including any such acts, events or conditions on or before the Separation Date in connection with the transactions and all other activities to implement any of the Separation, the IPO and the Distribution.

         (c)      Excluded Liabilities; No Impairment. Nothing contained in
Section 1.1(a) or (b) shall release any claims under, or impair any right of any Person to enforce, the Separation Agreement, any Ancillary Agreement (including this Agreement), or any Intercompany Agreement, in each case in accordance with its terms.

         (d) No Actions as to Released Claims. Southern Energy agrees, for itself and as agent for each member of the Southern Energy Group, not to make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Southern or any member of the Southern Group, or any other Person released pursuant to
Section 1.1(a), with respect to any Liabilities released pursuant to Section 1.1(a). Southern agrees, for itself and as agent for each member of the Southern Group, not to make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Southern Energy or any member of the Southern Energy Group, or any other Person released pursuant to Section 1.1(b), with respect to any Liabilities released pursuant to Section 1.1(b).

         (e) Further Instruments. At any time, at the request of any other party, each party shall cause each member of its respective Group to execute and deliver releases reflecting the provisions hereof.

         Section 1.2. Indemnification by Southern Energy. Except as otherwise provided in this Agreement, Southern Energy shall, for itself and as agent for each member of the Southern Energy Group, indemnify, defend (or, where applicable, pay the defense costs for) and hold harmless the Southern Indemnitees from and against any and all Liabilities that any third party seeks to impose upon the Southern Indemnitees, or which are imposed upon the Southern Indemnitees, if and to the extent such Liabilities relate to, arise out of or result from any of the following items (without duplication):

                  (i) any acts or omission or alleged acts or omissions by or on behalf of any member of the Southern Energy Group in the conduct of the Southern Energy Business or in connection with the IPO or the Distribution;

                  (ii) any breach by Southern Energy or any member of the Southern Energy


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         Group of the Separation Agreement or any of the Ancillary Agreements
         (including this Agreement); and

                  (iii)    any Southern Energy Liability.

         In the event that any member of the Southern Energy Group makes a payment to the Southern Indemnitees hereunder, and any of the Southern Indemnitees subsequently diminishes the Liabilities on account of which such payment was made, either directly or through a third-party recovery, Southern will promptly repay (or will procure a Southern Indemnitee to promptly repay) such member of the Southern Energy Group the amount by which the payment made by such member of the Southern Energy Group exceeds the actual cost of the associated indemnified Liability.

         Section 1.3. Indemnification by Southern. Except as otherwise provided in this Agreement, Southern shall, for itself and as agent for each member of the Southern Group, indemnify, defend (or, where applicable, pay the defense costs for) and hold harmless the Southern Energy Indemnitees from and against any and all Liabilities that any third party seeks to impose upon the Southern Energy Indemnitees, or which are imposed upon the Southern Energy Indemnitees, if and to the extent such Liabilities relate to, arise out of or result from any of the following items (without duplication):

                  (i) any acts or omissions or alleged acts or omissions by or on behalf of any member of the Southern Group in the conduct of the Southern Business or in connection with the IPO or the Distribution;

                  (ii) any breach by Southern or any member of the Southern Group of the Separation Agreement or any of the Ancillary Agreements (including this Agreement); and

                  (iii) any Liabilities of the Southern Group other than the Credit Support Arrangements.

         In the event that any member of the Southern Group makes a payment to the Southern Energy Indemnitees hereunder, and any of the Southern Energy Indemnitees subsequently diminishes the Liabilities on account of which such payment was made, either directly or through a third-party recovery, Southern Energy will promptly repay (or will procure a Southern Energy Indemnitee to promptly repay) such member of the Southern Group the amount by which the payment made by such member of the Southern Group exceeds the actual cost of the indemnified Liabilities.

         Section 1.4.      Procedures for Defense, Settlement and
Indemnification of Third Party Claims.

         (a) Notice of Claims. If a Southern Indemnitee or a Southern Energy Indemnitee (as applicable) (an "Indemnitee") shall receive notice or otherwise learn of the assertion by a Person (including any Governmental Authority) who is not a member of


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the Southern Group or the Southern Energy Group of any claim or of the commencement by any such Person of any Action (collectively, a "Third Party Claim") with respect to which a party (an "Indemnifying Party") may be obligated to provide indemnification to such Indemnitee pursuant to Section 1.2 or 1.3, or any other section of the Separation Agreement or any Ancillary Agreement (including this Agreement), Southern and Southern Energy (as applicable) will ensure that such Indemnitee shall give such Indemnifying Party written notice thereof within thirty (30) days after becoming aware of such Third Party Claim. Any such notice shall describe the Third Party Claim in reasonable detail. Notwithstanding the foregoing, the delay or failure of any Indemnitee or other Person to give notice as provided in this Section 1.4(a) shall not relieve the related Indemnifying Party of its obligations under this
Article I, except to the extent that such Indemnifying Party is actually and substantially prejudiced by such delay or failure to give notice.

         (b) Claims Committee. Any of the parties may refer any dispute regarding the provisions of this Agreement to the Claims Committee for resolution. All determinations of the Claims Committee, if unanimous, shall be binding on all of the parties and their respective successors and assigns. The Claims Committee shall reach a resolution that minimizes expenses for all parties and seeks to avoid hiring multiple counsel. In the event a Liability arises from both an event, act or omission relating primarily to the Southern Energy Business and an event, act or omission relating primarily to the Southern Business, the Claims Committee shall apportion the Liability in accordance with comparative fault, and it may re-apportion the Liability as it learns of additional facts bearing on that assessment. In the event that the Claims Committee cannot reach a unanimous determination as to the nature, status or handling of any such claims within thirty (30) days after such referral (unless the Claims Committee unanimously agrees to a longer time period), the issue will be submitted for resolution pursuant to the procedures set forth in the dispute resolution provisions contained in Section 5.7 of the Separation Agreement; provided, that the provisions of this Section 1.4(b) shall supercede the requirements of the second sentence of Section 5.7(a) of the Separation Agreement.

         (c) Defense of Commingled Claims. With respect to any Commingled Claim, the Claims Committee shall determine which party shall manage the defense of, and may seek to settle or compromise, such Commingled Claim based upon the specific facts of such claim.

         (d) Defense By Indemnifying Party. Other than in the case of a Commingled Claim, an Indemnifying Party will manage the defense of and (unless the Indemnifying Party has specified any reservations or exceptions to the obligation to manage the defense or to indemnify that have been referred to, but not resolved by, the Claims Committee) may settle or compromise any Third Party Claim. Within thirty (30) days after the receipt of notice from an Indemnitee in accordance with Section 1.4(a) (or sooner, if the nature of such Third Party Claim so requires), the Indemnifying Party shall notify the Indemnitee that the Indemnifying Party will assume responsibility for managing the defense of such Third Party Claim, which notice shall specify any reservations or exceptions.


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         (e)      Defense By Indemnitee. If an Indemnifying Party fails to
assume responsibility for managing the defense of a Third Party Claim, or fails to notify an Indemnitee that it will assume responsibility as provided in
Section 1.4(d), such Indemnitee may manage the defense of such Third Party
Claim.

         (f) No Settlement By Indemnitee Without Consent. Unless the Indemnifying Party has failed to manage the defense of the Third Party Claim in accordance with the terms of this Agreement, no Indemnitee may settle or compromise any Third Party Claim without the consent of the Indemnifying Party.

         (g) No Consent to Certain Judgments or Settlements Without Consent. Notwithstanding Section 1.4(d) above, no party shall consent to entry of any judgment or enter into any settlement of a Third Party Claim without the consent of the other party (such consent not to be unreasonably withheld) if the effect of such judgment or settlement is to (A) permit any injunction, declaratory judgment, other order or other nonmonetary relief to be entered, directly or indirectly, against the other party or (B) materially affect the other party due to the allocation of Liabilities and related indemnities set forth in the Separation Agreement, this Agreement or any other Ancillary Agreement.

         Section 1.5. Additional Matters.

         (a) Cooperation in Defense and Settlement. With respect to any Third Party Claim that implicates both Southern Energy and Southern in a material fashion due to the allocation of Liabilities, responsibilities for management of defense and related indemnities set forth in the Separation Agreement, this Agreement or any of the Ancillary Agreements, the parties agree to cooperate fully and maintain a joint defense (in a manner that will preserve the attorney-client privilege with respect thereto) so as to minimize such Liabilities and defense costs associated therewith. The party that is not responsible for managing the defense of such Third Party Claims shall, upon reasonable request, be consulted with respect to significant matters relating thereto and may, if necessary or helpful, associate counsel to assist in the defense of such claims.

         (b) Substitution. In the event of an Action in which the Indemnifying Party is not a named defendant, if either the Indemnitee or the Indemnifying Party shall so request, the parties shall endeavor to substitute the Indemnifying Party for the named defendant. If such substitution or addition cannot be achieved for any reason or is not requested, the rights and obligations of the parties regarding indemnification and the management of the defense of claims as set forth in this Article I shall not be altered.

         (c) Subrogation. In the event of payment by or on behalf of any Indemnifying Party to or on behalf of any Indemnitee in connection with any Third Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee, in whole or in part based upon whether the Indemnifying Party has paid all or only part of the Indemnitee's Liability, as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third Party Claim against any claimant or plaintiff asserting such Third Party Claim or against any other


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person. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

         (d) Not Applicable to Taxes or Employment Liabilities. This Agreement shall not apply to Taxes (which are covered by the Tax
Indemnification Agreement) or Employment Liabilities (which are covered by the Employee Matters Agreement).

         Section 1.6. Survival of Indemnities. Subject to Section 3.7, the rights and obligations of the members of the Southern Group and the Southern Energy Group under this Article I shall survive the sale or other transfer by any party of any assets or businesses or the assignment by it of any Liabilities or the sale by any member of the Southern Group or the Southern Energy Group of the capital stock or other equity interests of any Subsidiary to any Person.

                                   ARTICLE II

                               INSURANCE MATTERS

         Section 2.1. Southern Energy Insurance Coverage During the Transition Period.

         (a) Maintain Comparable Insurance. Throughout the period beginning on the Separation Date and ending on the Insurance Transition End Date (the "Insurance Transition Period"), Southern shall, subject to insurance market conditions and other factors beyond its control, maintain policies of insurance, including for the benefit of Southern Energy or any of its Subsidiaries, directors, officers, employees or other covered parties (collectively, the "Southern Energy Covered Parties") which are comparable to those maintained generally by Southern; provided, however, if Southern determines that (i) the amount or scope of such coverage will be reduced during the Insurance Transition Period to a level materially inferior to the level of coverage in existence immediately prior to the Insurance Transition Period, or
(ii) the retention or deductible level applicable to such coverage, if any, will be increased during the Insurance Transition Period to a level materially greater than the levels in existence immediately prior to the Insurance Transition Period, Southern shall give Southern Energy notice of such determination as promptly as practicable. Upon notice of such determination, Southern Energy shall be entitled to no less than sixty (60) days to evaluate its options regarding continuance of coverage hereunder and may cancel its interest in all or any portion of such coverage as of any day within such sixty
(60) day period. Except as provided below, during the Insurance Transition Period, such policies of insurance shall cover Southern Energy Covered Parties for liabilities and losses insured prior to the Insurance Transition End Date.

         (b) Directors & Officers ("D&O") Insurance Coverage. With effect from August 1, 2000, Southern shall obtain, subject to market availability and favorable pricing, $200 million in D&O insurance coverage limits (in addition to Southern's current D&O insurance coverage), with an option for a six-year extended reporting period (the


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"Additional D&O Insurance;" and, together with Southern's current D&O insurance coverage, the "D&O Insurance"). The D&O Insurance shall cover Southern and Southern Energy individually and collectively. The Additional D&O Insurance shall be maintained in force for a one-year period, unless the parties shall mutually agree to renew it for a further period. Upon policy expiration, Southern will exercise the option for the six-year extended reporting period.
At the end of the extended reporting period, either party may request a further extension of the reporting period in respect of both parties. Upon such request, Southern shall effect such extension, subject to market availability. The cost of the Additional D&O Insurance, including any extended reporting period option, shall be shared equally between Southern and Southern Energy.

         (c) Reimbursement for Premiums. Southern Energy shall promptly pay or reimburse Southern, as the case may be, for premium expenses, and Southern Energy Covered Parties shall promptly pay or reimburse Southern for any costs and expenses which Southern may incur in connection with the insurance coverages maintained pursuant to this Section 2.1, including but not limited to any subsequent premium adjustments. All payments and reimbursements by Southern Energy and Southern Energy Covered Parties to Southern shall be made within fifteen (15) days after Southern Energy's receipt of an invoice from Southern.

         Section 2.2. Cooperation and Agreement Not to Release Carriers. Each of Southern and Southern Energy will share such information as is reasonably necessary in order to permit the other to manage and conduct its insurance matters in an orderly fashion. Each of Southern and Southern Energy, at the request of the other, shall cooperate with and use commercially reasonable efforts to assist the other in recoveries for claims made under any insurance policy for the benefit of any insured party, and neither Southern nor Southern Energy, nor any of their Subsidiaries, shall take any action which would intentionally jeopardize or otherwise interfere with either party's ability to collect any proceeds payable pursuant to any insurance policy. Except as otherwise contemplated by the Separation Agreement, this Agreement or any Ancillary Agreement, after the Separation Date, neither Southern nor Southern Energy shall (and shall ensure that no member of their respective Groups shall), without the consent of the other, provide any insurance carrier with a release, or amend, modify or waive any rights under any such policy or agreement, if such release, amendment, modification or waiver would adversely affect any rights or potential rights of any member of the other Group thereunder. However, nothing in this Section 2.2 shall (A) preclude any member of any Group from presenting any claim or from exhausting any policy limit, (B) require any member of any Group to pay any premium or other amount or to incur any Liability, (C) require any member of any Group to renew, extend or continue any policy in force or (D) except as otherwise provided in Section 2.12, apply to Southern in connection with rights to coverage for Environmental Actions under Insurance Policies in effect prior to the Separation Date.

         Section 2.3. Southern Energy Insurance Coverage After the Insurance Transition Period.


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         (a)      Except as otherwise set forth herein, from and after the
Insurance Transition End Date, Southern Energy, and Southern Energy alone, shall be responsible for obtaining and maintaining insurance programs for its risk of loss and such insurance arrangements shall be separate and apart from Southern's insurance programs. Notwithstanding the foregoing, Southern, upon the request of Southern Energy, shall use all commercially reasonable efforts to assist Southern Energy in the transition to its own separate insurance programs from and after the Insurance Transition Period, and shall provide Southern Energy with any information that is in the possession of Southern and is reasonably available and necessary to either obtain insurance coverages for Southern Energy or to assist Southern Energy in preventing unintended self-insurance, in whatever form.

         (b) D&O Insurance Coverage. After the Insurance Transition End Date, Southern will endeavor to maintain, subject to market availability, a minimum of $200 million D&O coverage insuring both Southern and Southern Energy under Southern's policy for all activities prior to the Insurance Transition End Date. With respect to Southern Energy, such coverage shall apply solely to Southern Energy's wrongful act(s) or alleged wrongful act(s) occurring prior to the Insurance Transition End Date.

         Section 2.4 Maintenance of D&O Insurance Limits. It is the intent of Southern and Southern Energy that the D&O Insurance shall be maintained in an amount sufficient to provide at least $100 million of coverage (the "Minimum D&O Coverage") to each of the parties for claims arising during the policy period which are unrelated to the IPO, the Distribution, the Separation or any other actions contemplated by the Separation Agreement and this Agreement ("Unrelated Claims"). In the event that either party should experience claims which, in the aggregate, are likely to erode D&O Insurance coverage limits available to the other party to below $100 million, then Southern shall arrange with its insurers, subject to market availability, for a reinstatement of coverage limits sufficient to maintain $100 million of D&O Insurance coverage for such other party's Unrelated Claims. Unless the parties shall mutually agree otherwise, determination of the eroded coverage amount to be reinstated shall be based on claims paid and reserves established by the insurers underwriting the applicable D&O Insurance. The cost to reinstate policy limits shall be borne by the party incurring the Unrelated Claims which have eroded the other party's Minimum D&O Coverage.

         Section 2.5. Responsibilities for Self-insured Obligations. Southern Energy will reimburse Southern for all amounts necessary to exhaust or otherwise satisfy all applicable self-insured retentions, amounts for fronted policies, deductibles and retrospective premium adjustments and similar amounts not covered by Insurance Policies in connection with Southern Energy Liabilities and Insured Southern Energy Liabilities.

         Section 2.6. Procedures With Respect to Insured Southern Energy Liabilities.

         (a) Reimbursement. Southern Energy will reimburse Southern for all amounts incurred to pursue insurance recoveries from Insurance Policies for Insured Southern


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 Energy Liabilities.

         (b) Management of Claims. The defense of claims, suits or actions giving rise to potential or actual Insured Southern Energy Liabilities will be managed (in conjunction with Southern's insurers, as appropriate) by the party that would have had responsibility for managing such claims, suits or actions had such Insured Southern Energy Liabilities been Southern Energy Liabilities.

         Section 2.7. Insufficient Limits of Liability for Southern Liabilities and Southern Energy Liabilities. In the event that there are insufficient limits of liability available under Southern's Insurance Policies provided in Sections 2.1(b), 2.3(b), 2.4 or other applicable polices in effect prior to the Insurance Transition End Date to cover the Liabilities of Southern and/or Southern Energy that would otherwise be covered by such Insurance Policies, then to the extent that other insurance is not available to Southern and/or Southern Energy for such Liabilities an adjustment will be made in accordance with the following procedures:

                  (i) Each party will be allocated an amount equal to their proportional share of any Liabilities (which Liabilities would otherwise be covered under Southern's Insurance Policies) in excess of the Coverage Amount. Each party's proportional share of such excess Liabilities shall be calculated by multiplying (A) the aggregate amount of all Liabilities (net of any deductible) of both parties which are eligible for coverage under a Southern Insurance Policy in the coverage period applicable to such policy, less the Coverage
         Amount applicable to such policy, by (B) a fraction, the numerator of which is the amount of such Liabilities attributable to such party, and the denominator of which is the aggregate amount of all such Liabilities of both parties. Any dispute between the parties in determining the proper allocation of liabilities pursuant to this section shall be resolved pursuant to the procedures set forth in
         Section 1.4(b) hereof.

                  (ii) A party who receives more than its share of the Coverage Amount (the "Overallocated Party") agrees to reimburse the other party (the "Underallocated Party") to the extent that the Liabilities of the Underallocated Party that would have been covered under such Insurance Policies (subject to the limitations of Section 2.12) is less than the Underallocated Party's share of the Coverage Amount.

                  (iii) In addition to and without limiting the foregoing, Southern and Southern Energy shall cooperate and use their reasonable best efforts to maintain such general liability or other applicable shared coverage levels for both parties as are in existence on the Separation Date. To that effect, in the event that the coverage under any general liability or other applicable shared policy is eroded to less than 50% of the applicable level of coverage as of the Separation Date, the parties shall cooperate in equitably determining the appropriate allocation of the costs of and responsibility for the reinstatement, subject to market availability, of coverage under such policies to its original level. Additionally, Southern shall maintain Southern Energy's coverage for claims relating to Liabilities arising prior to the


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         Separation Date until such time as Southern Energy shall have arranged for "prior acts" coverage for such Liabilities; provided, that Southern Energy shall use commercially reasonable efforts to obtain such coverage as soon as practicable upon the reasonable request of Southern, and Southern shall, subject to market availability, use commercially reasonable efforts to assist Southern Energy in obtaining such coverage.

         Section 2.8. Cooperation. Southern and Southern Energy will cooperate with each other in all respects, and they shall execute any additional documents which are reasonably necessary, to effectuate the provisions of this Article II.

         Section 2.9. No Assignment or Waiver. This Agreement shall not be considered as an attempted assignment of any policy of insurance or as a contract of insurance and shall not be construed to waive any right or remedy of any member of the Southern Group in respect of any Insurance Policy or any other contract or policy of insurance.

         Section 2.10. No Liability. Southern Energy does hereby, for itself and as agent for each other member of the Southern Energy Group, agree that no member of the Southern Group or any Southern Indemnitee shall have any Liability whatsoever as a result of the insurance policies and practices of Southern and its Subsidiaries as in effect at any time prior to the Insurance Transition End Date, including as a result of the level or scope of any such insurance, the creditworthiness of any insurance carrier, the terms and conditions of any policy, the adequacy or timeliness of any notice to any insurance carrier with respect to any claim or potential claim or otherwise.

         Section 2.11. No Restrictions. Nothing in this Agreement shall be deemed to restrict any member of the Southern Energy Group from acquiring at its own expense any other insurance policy in respect of any Liabilities or covering any period.

         Section 2.12. Further Agreements. The Parties acknowledge that they intend to allocate financial obligations without violating any laws regarding insurance, self-insurance or other financial responsibility. If it is determined that any action undertaken pursuant to the Separation Agreement, this Agreement or any Ancillary Agreement is violative of any insurance, self-insurance or related financial responsibility law or regulation, the parties agree to work together to do whatever is necessary to comply with such law or regulation while trying to accomplish, as much as possible, the allocation of financial obligations as intended in the Separation Agreement, this Agreement and any Ancillary Agreement.

         Section 2.13.     Matters Governed by Employee Matters Agreement. This
Article II shall not apply to any insurance policies that are the subject of the Employee Matters Agreement.


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


                                  ARTICLE III

                                 MISCELLANEOUS

         Section 3.1. Entire Agreement. This Agreement, the Master Separation Agreement, the other Ancillary Agreements and the Exhibits and Schedules attached hereto and thereto, constitutes the entire agreement between the parties with respect to the subject matter hereof and shall supersede all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof.

         Section 3.2. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia as to all matters regardless of the laws that might otherwise govern under principles of conflicts of laws applicable thereto.

         Section 3.3. Notices. Any notice, demand, offer, request or other communication required or permitted to be given by either party pursuant to the terms of this Agreement shall be in writing and shall be deemed effectively given the earlier of (i) when received, (ii) when delivered personally, (iii) one (1) business day after being delivered by facsimile (with receipt of appropriate confirmation), (iv) one (1) business day after being deposited with an overnight courier service or (v) four (4) days after being deposited in the U.S. mail, First Class with postage prepaid, and addressed to the attention of the party's General Counsel at the address of its principal executive office or such other address as a party may request by notifying the other in writing.

         Section 3.4. Parties in Interest. This Agreement, including the Schedules and Exhibits hereto, and the other documents referred to herein, shall be binding upon Southern, Southern's Subsidiaries, Southern Energy and Southern Energy's Subsidiaries and inure solely to the benefit of the Southern Energy Indemnitees and the Southern Indemnitees and their respective permitted assigns, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

         Section 3.5. Other Agreements Evidencing Indemnification Obligations. Southern hereby agrees to execute, for the benefit of any Southern Energy Indemnitee, such documents as may be reasonably requested by such Southern Energy Indemnitee, evidencing Southern's agreement that the indemnification obligations of Southern set forth in this Agreement inure to the benefit of and are enforceable by such Southern Energy Indemnitee. Southern Energy hereby agrees to execute, for the benefit of any Southern Indemnitee, such documents as may be reasonably requested by such Southern Indemnitee, evidencing Southern Energy's agreement that the indemnification obligations of Southern Energy set forth in this Agreement inure to the benefit of and are enforceable by such Southern Indemnitee.

         Section 3.6. Counterparts. This Agreement, including the Schedules and Exhibits hereto, and the other documents referred to herein, may be executed in counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

         Section 3.7. Assignment. The rights and obligations in this Agreement may not be


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


assigned or delegated by any party hereto, in whole or in part, without the express prior written consent of the other party hereto.

         Section 3.8. Severability. If any term or other provision of this Agreement or the Schedules or Exhibits attached hereto is determined by a nonappealable decision by a court, administrative agency or arbitrator to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.

         Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible.

         Section 3.9. Failure or Indulgence Not Waiver. No failure or delay on the part of either party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.

         Section 3.10. Amendment. No change or amendment will be made to this Agreement except by an instrument in writing signed on behalf of each of the parties to this Agreement.

         Section 3.11. Authority. Each of the parties hereto represents to the other that (a) it has the corporate or other requisite power and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary corporate or other action, (c) it has duly and validly executed and delivered this Agreement, and (d) this Agreement is a legal, valid and binding obligation, enforceable against it in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and general equity principles.

         Section 3.12. Interpretation. The headings contained in this Agreement, in any Exhibit or Schedule hereto and in the table or contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized term used in any Schedule or Exhibit but not otherwise defined therein, shall have the meaning assigned to such term in this Agreement. When a reference is made in this Agreement to an Article or a Section, Exhibit or Schedule, such reference shall be to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.

         Section 3.13. Governmental Approvals. The parties acknowledge that certain of the


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


provisions of this Agreement may be subject to certain conditions established by applicable government regulations, orders, and approvals ("Existing Authority"). The parties intend to implement this Agreement consistent with and to the extent permitted by Existing Authority and to cooperate toward obtaining and maintaining in effect such governmental agency consents, orders or approvals as may be required in order to implement this Agreement as fully as possible in accordance with its terms.

                                   ARTICLE IV

                                  DEFINITIONS

         Section 4.1. Action. "Action" means any demand, action, suit, countersuit, arbitration, inquiry, proceeding or investigation by or before any federal, state, local, foreign or international governmental authority or any arbitration or mediation tribunal.

         Section 4.2. Affiliated Company. "Affiliated Company" has the meaning set forth in the Separation Agreement.

         Section 4.3. Claims Committee. "Claims Committee" means a committee composed of (i) either the General Counsel or an Associate General Counsel of Southern and (ii) either the General Counsel or an Associate General Counsel of Southern Energy.

         Section 4.4. Commingled Claims. "Commingled Claims" means, collectively, any Third Party Claims (i) which involve an employee, consultant or contractor that was employed by both the Southern Energy Business and the Southern Business, (ii) in which both Southern and Southern Energy are named, or (iii) involving both the Southern Energy Business and the Southern Business.

         Section 4.5. Coverage Amount. "Coverage Amount" means the lesser of (A) the available limits of liability under Southern's Insurance Policies in effect prior to the Insurance Transition End Date, net of uncollectible amounts attributable to insurer insolvencies, and (B) the proceeds received from Southern's Insurance Policies if any Liabilities are the subject of disputed coverage claims and, following consultation with each other, Southern and/or Southern Energy agree to accept less than full policy limits from Southern's and Southern Energy's insurers.

         Section 4.6. Credit Support Arrangements. "Credit Support Arrangements" has the meaning set forth in Section 5.13 of the Separation Agreement.

         Section 4.7. Employee Matters Agreement. "Employee Matters Agreement" means the Employee Matters Agreement attached as an exhibit to the Separation Agreement.

         Section 4.8. Employment Liabilities. "Employment Liabilities" has the meaning set forth in Schedule 2.01 to the Employee Matters Agreement.

         Section 4.9. Environmental Claim. "Environmental Claim" means any and all administrative or judicial actions, suits, orders, claims, liens, notices of violation, investigations, complaints, requests for information, proceedings or other written communication, whether criminal or civil, by any Person based upon, alleging, asserting, or claiming any (a) violation of, or liability under any environmental law, (b) violation of any permit, or (c) liability for investigatory costs, cleanup costs, removal costs, remedial costs, response costs, natural resource damages, property damage, personal injury, fines, or penalties arising out of, based upon, resulting from or related to, the presence, release, or threatened release into the environment of any hazardous materials or any other environmental condition.

         Section 4.10. HoldCo Transaction. "HoldCo Transaction" has the meaning set forth in the Separation Agreement.

         Section 4.11.     Indemnitee. "Indemnitee" has the meaning set forth in
Section 1.4(a) hereof.

         Section 4.12. Insurance Policies. "Insurance Policies" means insurance policies pursuant to which a Person makes a true risk transfer to an insurer.

         Section 4.13. Insurance Transition End Date. "Insurance Transition End Date" means the earlier of (i) the Distribution Date, or (ii) the first date on which Southern owns less than 50% of the common stock of Southern Energy then outstanding.

         Section 4.14. Insurance Transition Period. "Insurance Transition Period" has the meaning set forth in Section 2.1 of this Agreement.

         Section 4.15. Insured Southern Energy Liability. "Insured Southern Energy Liability" means any Southern Energy Liability to the extent that (i) it is covered under the terms of Southern's Insurance Policies in effect prior to the Insurance Transition End Date and (ii) Southern Energy is not a named insured under, or otherwise entitled to the benefits of, such Insurance Policies.

         Section 4.16. Intercompany Agreements. "Intercompany Agreements" means any written agreement between Southern or any of its Subsidiaries or Affiliated Companies and Southern Energy or any of its Subsidiaries or Affiliated Companies which is in effect prior to the Separation Date.

         Section 4.17. IPO Registration Statement. "IPO Registration Statement" means the registration statement on Form S-1 pursuant to the Securities Act to be filed with the SEC registering the shares of common stock of Southern Energy to be issued in the IPO, together with all amendments thereto.

         Section 4.18. Liabilities. "Liabilities" means all debts, liabilities, guarantees, assurances, commitments and obligations, whether fixed, contingent or absolute, asserted or unasserted, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising (including, without limitation, whether arising out of any contract or tort based on negligence or strict liability) and whether or not the same would be required by generally accepted principles and accounting policies to be reflected in financial statements or disclosed in the notes thereto. For purposes of any indemnification hereunder, "Liabilities" shall be deemed also to include any and all damages, claims, suits, judgments, fines, penalties, costs and expenses of any kind or character, including attorney's fees.

         Section 4.19. Person. "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

         Section 4.20. Separation. "Separation" has the meaning set forth in the Separation Agreement.

         Section 4.21. Separation Agreement. "Separation Agreement" means the Master Separation and Distribution Agreement dated as of September 1, 2000, of which this is an exhibit thereto.


         Section 4.22. Separation Date. "Separation Date" means as of 12:01 a.m., Eastern Standard Time, September 1, 2000, or such date as may be fixed by the Board of Directors of Southern.


         Section 4.23. Southern Business. "Southern Business" has the meaning set forth in the Separation Agreement.

         Section 4.24. Southern Energy Business. "Southern Energy Business" has the meaning set forth in the Separation Agreement.

         Section 4.25. Southern Energy Covered Parties. "Southern Energy Covered Parties" shall have the meaning set forth in Section 2.1(a) of this Agreement.

         Section 4.26. Southern Energy Group. "Southern Energy Group" has the meaning set forth in the Separation Agreement.

         Section 4.27. Southern Energy Indemnitees. "Southern Energy Indemnitees" means Southern Energy, each member of the Southern Energy Group and each of their respective directors, officers and employees.

         Section 4.28. Southern Energy Liabilities. "Southern Energy Liabilities" means (i) all Liabilities of the Southern Energy Group, and (ii) the Credit Support Arrangements.

         Section 4.29. Southern Group. "Southern Group" has the meaning set forth in the Separation Agreement.

         Section 4.30. Southern Indemnitees. "Southern Indemnitees" means Southern, each member of the Southern Group and each of their respective directors, officers and employees.

         Section 4.31. Subsidiary. "Subsidiary" has the meaning set forth in the Separation Agreement.

         Section 4.32. Tax Indemnification Agreement. "Tax Indemnification Agreement" means the Tax Indemnification Agreement attached as an exhibit to the Separation Agreement.

         Section 4.33. Taxes. "Taxes" has the meaning set forth in the Tax Indemnification Agreement.

         Section 4.34. Third Party Claim. "Third Party Claim" has the meaning set forth in Section 1.4(a) of this Agreement.

                         [SIGNATURES ON FOLLOWING PAGE]


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


         IN WITNESS WHEREOF, each of the parties has caused this Indemnification and Insurance Matters Agreement to be executed on its behalf by its officers thereunto duly authorized on the day and year first above written.

         THE SOUTHERN COMPANY

         By:
            ------------------------------------------
         Name:  H. Allen Franklin
         Title:  President and Chief Operating Officer


         SOUTHERN ENERGY, INC.

         By:
            ------------------------------------------
         Name:  S. Marce Fuller
         Title:  President and Chief Executive Officer


                                      17